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The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura and Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

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Nelson Peltz to Nominate Himself, Former Disney CFO Jay Rasulo to Disney’s Board

Move is latest twist in proxy battle between Peltz’s Trian Fund Management and the entertainment giant

Wall Street Journal

By Robbie Whelan

14 December 2023

Disney, which owns and operates the Magic Kingdom Park in Florida, faces financial pressure on multiple fronts. PHOTO: TED SHAFFREY/ASSOCIATED PRESS

Activist investor Nelson Peltz said he plans to nominate himself and former Disney Chief Financial Officer Jay Rasulo to Disney’s board, weeks after the company rebuffed Peltz’s previous request to become a director.

The announcement is the latest twist in a proxy battle between Peltz’s Trian Fund Management and Disney—the fund’s second campaign against the entertainment giant in a year—which has pitted the 81-year-old investor against 72-year-old Bob Iger, who returned to Disney a year ago for a second stint as CEO.

Trian announced earlier this year that it had accumulated nearly 33 million shares of Disney stock and was seeking board seats for Peltz and at least one other, but Disney declined to add him to the board.

“I want Disney to get back to the way it was when Jay Rasulo was here as CFO, because that’s when the company understood the taste and smell of success,” Peltz said in an interview. He also criticized Disney directors, including Iger, for not owning as much stock in the company as do the boards of other major U.S. companies.

The naming of Rasulo—once thought of as a contender for the top job—as part of Peltz’s proposed board slate is a sign that Trian wants to install a director with deep knowledge of Disney who isn’t beholden to the agenda put forth by Iger and the current board.

In response to Trian’s announcement, Disney said its governance and nominating committee would review the proposed Trian nominees. Disney also described its board as “experienced, diverse, and highly qualified.”

Since Iger returned, the company has largely failed to find its footing. Disney shares closed Wednesday at $92.83, down about 5% from the closing price on Iger’s first day back on the job and down nearly 60% from their price two years ago.

Disney faces pressure on multiple fronts: Its cable-TV business is in rapid decline; several of its movie studios are stuck in prolonged slumps; crowds thinned this summer at its popular theme parks amid fan complaints over price increases and rising ride stoppages; and its streaming business has lost more than $10 billion in just over four years as the company struggles to find the right pricing strategy.

“The Disney I know and love has lost its way,” Rasulo said in a statement.

Trian, which has agitated for change at several major American brands in recent years—including H.J. Heinz, Wendy’s and Procter & Gamble—mounted a short-lived proxy campaign against Disney late last year, seeking budget cuts and a seat on the board for Peltz. In a detailed critique of Disney’s management and governance, Peltz said Disney’s 2019 deal to buy 21st Century Fox’s entertainment assets for $71.3 billion put the company in an unhealthy financial state.

Peltz ended the fight in February after Iger promised to eliminate 7,000 jobs and cut $5.5 billion from content and administrative budgets.

Over the summer, Peltz watched anxiously as Disney’s share price continued to fall and grew increasingly concerned that the company didn’t seem to be turning things around, The Wall Street Journal reported. Late last month, he announced he was taking another run at the company.

Nelson Peltz’s Trian Fund Management said earlier this year it had accumulated nearly 33 million shares of Disney stock. PHOTO: CALLA KESSLER/BLOOMBERG NEWS

This time around, Peltz has a major financial ally.

Former Marvel Entertainment chief Isaac “Ike” Perlmutter—a close friend of Peltz who lives near him in Palm Beach, Fla., and is one of Disney’s largest independent shareholders—has entrusted his stake to Peltz to help him press for changes, the Journal has reported.

Perlmutter’s shares give Trian control of roughly 1.8% of Disney.

Disney recently took steps to shore up the company in the eyes of shareholders, adding two new board members and announcing that the company would early next year pay its first cash dividend since January 2020.

Disney has also sought to cast doubt on Peltz and Perlmutter’s motives in attacking the company, saying last month—in response to the announcement of the new proxy campaign—that Perlmutter “has voiced his longstanding personal agenda against Disney’s CEO, Robert A. Iger, which may be different than that of all other shareholders.”

Rasulo joined Disney in 1986 and held a variety of executive positions over the next 29 years. In 2002, he was named president of the theme-parks division. Eight years later, he switched jobs with Tom Staggs, another Disney veteran, and became CFO, a move that put the two men in a horse race to prove their mettle as potential successors to Iger.

In 2015, Staggs was elevated to the position of chief operating officer, officially making him the heir apparent, and Rasulo’s contract wasn’t renewed by the board. He stepped down as CFO in June of that year, saying it was a “true honor to work at Disney for these many years, and for a great leader in Bob Iger.”

Staggs resigned the following year after Iger and the board lost confidence in him as a CEO candidate. Rasulo was succeeded as CFO by Christine McCarthy, who left the company earlier this year after clashing with Iger and top content executives over budget cuts and other strategic decisions.

During his time at Disney, Rasulo was known for his blunt, forthright leadership style. He rose in prominence as CFO just as Disney was becoming more reliant on building out franchises like the animated “Frozen” series and plugging them into Disney’s famous “flywheel.” That term refers to the series of products—from theme-park rides to princess dresses and ice-skating performances—that allow the company to repeatedly monetize its stories and characters.

In meetings with investors and analysts, Rasulo would sometimes present a case study of sorts: He would compare two high-grossing movies—one with tremendous franchise potential, and the other with less potential, according to people familiar with the matter.

The two examples he would use were “Toy Story” and “Pirates of the Caribbean.” He would tell investors Disney’s priority was making more content like “Toy Story,” because big franchises were the best way for Disney to grow quickly and generate lots of income.

Over the years, Rasulo and Perlmutter have remained close, according to people familiar with the matter. In the early 2010s, when Perlmutter was chairman of Marvel Studios, he urged Iger to seriously consider Rasulo as his potential successor, before Iger promoted Staggs instead.

When Iger told Perlmutter that Rasulo wouldn’t be promoted to the No. 2 job, Perlmutter responded: “You broke my heart.”

Larry Murphy, who joined Disney in 1985 and later ran the company’s strategic planning division, made Rasulo his first hire and called him a “thoughtful, considered” executive.

“He has well-rounded experience and he’s a strong strategic thinker. He’s not going to be a patsy,” Murphy said. “I think nominating him is a very strong move.”